Exhibit 16.1

Sellers & Anderson, LLC
Certified Public Accountant

                         941 East 3300 South, Suite 202
                              Salt Lake, Utah 84106
                                Tel 801 486-0096
                                Fax 801 486-0098

September 12, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

Our firm was the principal accountant for Cortex Systems, Inc. (the "Company") and reported on the financial statements of the Company for the quarter ended March 31, 2003. Effective July 28, 2003 our appointment as principal accountant was terminated. We have reviewed the Company's statements regarding its changes in accountants included under Item 4 of its Amended Form 8-K dated September 12, 2003, and agree with such statements, except that we are not in a position to comment on the statements regarding the engagement of Epstein, Weber & Conover, PLC.

Very truly yours,

Sellers & Anderson, LLC

By: /s/ R. R. Anderson

Title: Partner